SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported): May 10, 2004 (May 10, 2004)


                              M & F Worldwide Corp.
                              ----------------------
             (Exact name of Registrant as specified in its charter)

         Delaware                       001-13780                02-0423416
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(State or other jurisdiction     (Commission File Number)       (IRS Employer
of incorporation)                                            Identification No.)



35 East 62nd Street
New York, New York                                                  10021
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(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code:  (212) 572-8600
                                                   ----------------------------


                                       N/A
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         (Former name or former address, if changed since last report.)

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Item 12.          Results of Operations and Financial Condition.

         The following disclosure is being furnished pursuant to Item 12 of this Form 8-K:

         On May 10, 2004, M & F Worldwide Corp. issued a press release announcing its results for the first quarter ended March 31, 2004. A copy of the press release is attached to this report as Exhibit 99.1 and is being furnished pursuant to Item 12 of this Form 8-K.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        M & F WORLDWIDE CORP.



Date:  May 10, 2004                     By: /s/ Barry F. Schwartz, Esq.
                                           -------------------------------------
                                            Name: Barry F. Schwartz, Esq.
                                            Title: Executive Vice President and
                                                       General Counsel


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                                  EXHIBIT INDEX

   Exhibit No.      Document

       99.1         Press Release, dated May 10, 2004

                                                                 EXHIBIT 99.1

                                                       Contact:  Mark Baker
                                                                 (212)-484-7780


                           M & F WORLDWIDE CORPORATION
                      REPORTS INCOME FOR 2004 FIRST QUARTER

New York, NY - May 10, 2004 - M & F Worldwide Corp. (NYSE: MFW - News), today reported results for the first quarter ended March 31, 2004.

Revenues for the first quarter were $25.7 million as compared to $24.9 million in the prior year quarter. The Company's revenues were higher in the 2004 quarter primarily due to increased domestic sales to the tobacco industry worldwide and a favorable foreign exchange translation effect on its Euro revenues, while sales to the Company's other licorice and non-licorice customers remained stable. Net income was $5.3 million for the 2004 quarter compared to $4.4 million for the 2003 quarter. The increase in net income in the 2004 period was due to the increase in sales, lower cost of sales due to a favorable mix of products sold and lower interest expense. Basic earnings per common share were $0.29 in the 2004 quarter and $0.25 per common share in the 2003 quarter. Diluted earnings per common share were $0.27 in the 2004 quarter and $0.24 per common share in the 2003 quarter.

M & F Worldwide is the world's largest producer of licorice extract.

This press release contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. In addition to factors described in the Company's Securities and Exchange Commission filings and others, the following factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by the Company: (a) economic, climatic or political conditions in countries in which the Company sources licorice root; (b) economic, climatic or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice flavorings are used; (c) additional governmental regulation of tobacco products, tobacco industry litigation or enactment of new or increased taxes on cigarettes or other tobacco products, to the extent any of the foregoing curtail growth in or actually reduce consumption of tobacco products in which licorice flavorings are used; (d) the failure of third parties to make full and timely payment to the Company for environmental, asbestos, tax and other matters for which the Company is entitled to indemnification; (e) any inability to obtain indemnification for any significant group of asbestos-related claims pending against the Company; (f) lower than expected cash flow from operations; (g) significant increases in interest rates; and (h) unfavorable foreign currency fluctuations. The Company assumes no responsibility to update the forward-looking statements contained in this release.

                               - table to follow -

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                     M & F Worldwide Corp. and Subsidiaries

                        Consolidated Statements of Income
                      (in millions, except per share data)


                                                       Three Months Ended
                                                            March 31,
                                                     ------------------------
                                                         2004         2003
                                                     -----------   ----------
 Net revenues                                            $ 25.7       $ 24.9

 Cost of revenues                                          12.4         12.6
                                                     -----------   ----------
 Gross profit                                              13.3         12.3

 Selling, general and administrative expenses               4.5          4.3
                                                     -----------   ----------
 Operating income                                           8.8          8.0

 Interest income                                            0.2          0.3

 Interest expense                                          (0.5)        (0.9)
                                                     -----------   ----------
 Income before income taxes                                 8.5          7.4

 Provision for income taxes                                (3.2)        (3.0)
                                                     -----------   ----------
 Net income                                              $  5.3       $  4.4
                                                     ===========   ==========

 Earnings per common share:
             Basic                                       $ 0.29       $ 0.25
                                                     ===========   ==========
             Diluted                                     $ 0.27       $ 0.24
                                                     ===========   ==========